EXHIBIT 10.1

June 15, 2023

Ms. Debra Glickman

21 Barstow Road, Apt 6L

Great Neck, NY 11021

Dear Debra,

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Financial Officer of Nocopi Technologies, Inc., a Maryland corporation (the "Company"). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as Chief Financial Officer, you will be responsible for leading the Company’s finance and accounting functions, including financial reporting and analysis, and other duties as may be prescribed by the Company’s Chief Executive Officer from time to time. You will report directly to the Company’s Chief Executive Officer. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board of Director (“Board”) approval which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

Location

You will primarily work remotely and will occasionally travel to the Company's headquarters in King of Prussia, Pennsylvania, as needed, in addition to other occasional travel that may be necessary to fulfill your responsibilities.

Start Date

Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is June 19, 2023 ("Start Date").

Base Salary

In consideration of your services, you will be paid an initial base salary of $125,000 per year, subject to review from time to time for increase, but not decrease, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Annual Bonus

During your employment, you will be eligible to receive a discretionary annual bonus, payable at such times and in such amounts, as determined by the Board.

Benefits and Vacation Time

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's executives, including group medical, dental and 401(k), subject to the terms and conditions of such plans and programs. You will be entitled to four weeks of paid vacation annually. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Reimbursement

You will be reimbursed all pre-approved business expenses, including travel.

At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Governing Law

This offer letter shall be governed by the laws of Maryland, without regard to conflict of law principles.

Contingent Offer

This offer is contingent upon verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form's List of Acceptable Documents is enclosed for your review.

This offer will be withdrawn if the above condition is not satisfied.

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Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

Further, as a condition of employment, you will be required to sign the Company’s form of Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement (the “Confidential Disclosure Agreement”).

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me within 4 days. This offer is open for you to accept until June 18, 2023, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,

By:	/s/ Michael A. Feinstein
Michael A. Feinstein, M.D.,
Chief Executive Officer and Chairman
of the Board of Directors,
Nocopi Technologies, Inc.

Acceptance of Offer

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Debra Glickman

Signed	/s/ Debra Glickman
Date	06/16/2023

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